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                                                                     EXHIBIT 4.1

                          BUSINESS CONSULTANT AGREEMENT


         AGREEMENT made effective the 25th day of February, 1997, at Houston, Texas, between Midland Resources, Inc., a Texas corporation (the "Company"), and Edward Kennard Andrew (the "Consultant").

         In consideration of the mutual promises contained in this contract, the parties agree as follows:

                                    RECITALS

WHEREAS, the Company has called upon Consultant in the past for advice on various matters to which the Consultant has expended a significant amount of time and effort;

WHEREAS, the Company anticipates that it will call upon Consultant in the future for similar service which it has found to be of benefit;

WHEREAS, the Company and Consultant realize that the demands upon Consultant to provide the time and attention to respond to Company's requests will extend beyond those historically given by Consultant and currently assumed or expected by the Company to be given without compensation;

WHEREAS, the Company and Consultant wish to formalize a consulting arrangement providing for reasonable compensation to Consultant;

WHEREAS, the Company and Consultant each believe that compensation in the form of a warrant to purchase stock will allow each to achieve certain objectives;

WHEREAS, it is the desire of the Company to engage the services of the Consultant to perform for the Company consulting services, including but not limited to those regarding general financial advice and consulting, due diligence services including checking and investigating with respect in individuals, other consultants and businesses, market and marketing research, analyzing financial strategies both long term and short term, arranging for introductions of the Company and its representatives to individuals, consultants, and companies with respect to which Consultant has contacts, and providing advice to Company personnel in charge of shareholder relations ("Services");

WHEREAS, it is the intent of the Company and Consultant that Consultant act as an independent contractor and not as an employee; and

WHEREAS, It is the desire of the Consultant to consult with the Board of Directors and the officers of the Corporation.



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                                    AGREEMENT

Term

         1. The respective duties and obligations of the parties to this agreement shall be for a period of two (2) years, commencing on February 25, 1997 and may be terminated by either party giving ninety (90) days' written notice to the other party. If Consultant terminates this agreement for any reason, he shall forfeit 1/24th of the compensation provided for herein for each whole month remaining in the term hereof. If such compensation in the form of a warrant to purchase common stock has been exercised, such stock shall be returned to the Company, or if Consultant has sold such stock then Consultant shall purchase such number of forfeited shares in the market and deliver those shares to the Company. Termination of this agreement by Consultant due to disability or death shall not require the forfeiture of any compensation.

Consultations

         2. The Consultant shall make himself available to consult with the Board of Directors and the officers of the Company, at reasonable times, concerning matters pertaining to Services.

Employment of Assistants

         3. The Consultant may, from time to time, retain the aid of assistants or the services of other persons, companies, or firms that the Consultant deems reasonably necessary in order to properly perform his duties and obligations under this agreement. All costs to the Consultant for such services shall be born by Consultant and not without prior written agreement chargeable to the Company.

Limited Liability

         4. The Consultant shall not be liable to the Company, or to anyone who may claim any right due to his relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of the Consultant's services under this agreement, except when such acts or omissions are due to willful misconduct or culpable negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of such services, except when the same shall arise due to the willful misconduct or culpable negligence of the Consultant and the Consultant is adjudged to be guilty of or liable due to willful misconduct or culpable negligence by a court of competent jurisdiction.

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Compensation

         5. For services rendered under this agreement, the Consultant shall receive a warrant to purchase fifty thousand shares (50,000) of Company common stock at per share price of $3.00, for four (4) years substantially in the form of Exhibit A hereto. Consultant shall at all times be an independent contractor to the Company.

Minimum Amount of Service

         6. The Consultant shall not be required to devote a minimum number of hours per month to the affairs of the Company. The Consultant shall devote only so much time to the affairs of the Company as he and the Company mutually determine. By way of guidance and not in limitation or requirement, Consultant and Company estimate that over the course of this agreement Consultant will expend approximately six hundred (600) hours. Consultant may, but shall not be required to maintain a log of hours expended pursuant to this agreement. The Consultant may represent, perform services for, and be employed by such additional clients, persons, or companies as the Consultant, in his sole discretion, sees fit.

Arbitration

         7. Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this agreement shall, on the written request of one party served on the other, be submitted to arbitration, which shall comply with and be governed by the provisions of the Texas General Arbitration Act, Texas Revised Civil Statutes, Articles 224 through 238-6. Each of the parties to this agreement shall appoint one person as an arbitrator to hear and determine the dispute, and each party shall attempt in good faith to agree with the other as to a third arbitrator; if the parties should prove unable to agree in this way, then the two arbitrators already chosen shall select a third impartial arbitrator whose decision shall be final and conclusive. The expenses of arbitration shall be borne by the losing party or in such proportion as the arbitrators shall decide.

Confidentiality

         8. Consultant understands the Company has public shareholders and therefore he shall maintain the confidence of and not disclose to any other person all information provided to Consultant that is of a non-public, confidential, or proprietary nature without the express written consent of Company. Consultant shall undertake to require any agents he may engage or employ to comply with this provision as though they were a party hereto. Upon the termination of this agreement Consultant shall return any such information to Company. Consultant shall not personally trade based upon any material non-public information that he becomes aware of as a result directly or indirectly of this agreement.

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Remedies

         9. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.

Texas Law to Apply

         10. This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created under this agreement are performable in Harris County, Texas.

Parties Bound

         11. This agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this agreement. The Consultant shall not assign its obligations hereunder without the prior written consent of the Company, which it may withhold for any reason. The Company's rights hereunder shall inure to any successor whether by merger, reorganization or otherwise.

Legal Construction

         12. In the event that any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions, and the agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

Prior Agreements Superseded

         13. agreement constitutes the sole and only agreement of the parties to it and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.

Special Representations by Consultant

         14. Consultant understands that the warrant to be given as compensation and the shares issuable upon the exercise thereof may not be registered under the federal or state securities laws and therefore may not be sold or transferred without registration or an available exemption from registration. Consultant understands that a legend may be placed upon such warrant and any shares issued upon its exercise evidencing such restrictions and stop transfer orders may be placed against such shares. Consultant is sophisticated in business matters and knowledgeable in securities matters and understands the merits and risks associated with receipt of such warrant and shares. Consultant is knowledgeable of the Company and has asked such questions of the Company and received such answers and other information as he deems necessary to accept the warrant as compensation.

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Special Representation by Company

         15. Company will use its best efforts to register the shares issuable upon the exercise of the Warrant on a Registration Statement on Form S-8, subject in all respects to the availability of such form for such purpose and such filing not, in the sole opinion of the Company, being unduly burdensome or expensive.

         Executed at Houston, Texas, on the day and year first above written.

COMPANY:
Midland Resources, Inc.



By:
   --------------------------------
Deas H. Warley III, President


CONSULTANT:
Edward Kennard Andrew



-----------------------------------
(Signature)

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                                    Exhibit A

                               WARRANT CERTIFICATE


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER; PROVIDED FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE BY OR FROM THE WARRANT HOLDER NAMED HEREIN WITHOUT THE EXPRESS WRITTEN CONSENT OF MIDLAND RESOURCES, INC.

Issue Date:  FEBRUARY 25, 1997                            50,000 Warrants to
                                                          Purchase Common Stock
Void after 5:00 P.M.
FEBRUARY 24, 2001                                         Certificate No. KA-1


                      WARRANTS TO PURCHASE COMMON STOCK OF
                             MIDLAND RESOURCES, INC.

                  Midland Resources, Inc., a Texas corporation (the "Company"), hereby certifies that, for value received, EDWARD KENNARD ANDREW, the holder of these Warrants (the"Warrants," and each right to purchase a share of Common Stock, a "Warrant" ) is entitled, subject to the terms set forth below, at any time, or from time to time, to purchase from the Company 50,000 fully paid and nonassessable shares of Common Stock of the Company. These Warrants and all rights hereunder, to the extent such rights shall not have been exercised, shall terminate and become null and void at 5:00 p.m., Houston, Texas time, on FEBRUARY 24, 2001 (the "Expiration Date"). For purpose of these Warrants, the term "Common Stock" shall mean the common stock, par value $0.001 per share of Midland Resources, Inc. having such rights and privileges as exist on the date hereof.

                  These Warrants shall be subject to the following terms and conditions:

SECTION 1. EXERCISE OF WARRANT; RESERVATION OF COMMON STOCK; EXERCISE PRICE; ADJUSTMENTS RELATIVE TO EXERCISE OF WARRANT.

                  A. EXERCISE OF WARRANTS. Subject to the conditions set forth in this Section 1, the holder of any warrant may, at such holder's option, exercise such holder's rights under all or any part of the Warrants to purchase one share of Common Stock in exchange for one Warrant ( the "Warrant Shares") at a price per share (the "Exercise Price") equal to $3.00, payable in cash, at any time and from time to time prior to the Expiration Date. The Warrant Shares and the Exercise

                                       A-1

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Price are subject to certain adjustments set forth in this Section 1, and the terms "Warrant Shares" and "Exercise Price" as used herein shall as of any time be deemed to include all such adjustments to be given effect as of such time in accordance with the terms hereof.

                  B. RESERVATION OF COMMON STOCK. The Company covenants that, while these Warrants are exercisable, it shall reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the delivery of stock pursuant to an exercise of these Warrants. The Company further covenants that all shares of Common Stock that may be issued upon the exercise of these Warrants shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the purchase and issuance of the shares.

                  C. RECAPITALIZATION. (1). The existence of these Warrants shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (2). The consideration payable per share upon exercise shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated for the purposes of such adjustments.

                  (3). Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, the Warrant granted hereunder shall pertain to and apply to the securities or rights to which a holder of the number of shares of Common Stock subject to the Warrants would have been entitled. In the event of any merger or consolidation pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for the shares of Common Stock subject to any unexercised portions of the Warrants, an appropriate number of shares of each class of stock or other securities of the surviving or consolidated corporation which were distributed to the shareholders of the Company in respect of such shares of Common Stock. Provided, however, that the Warrants may be canceled by the Company as of the effective date of any such reorganization, merger or consolidation or of any dissolution or liquidation of the Company by giving notice to the holder hereof of its intention to do so and by permitting the purchase during the thirty (30) day period next preceding such effective date of all or any portion of the shares subject to the Warrants.

                  (4). No adjustment of the Exercise Price shall be made in an amount that is less than 1% of the Exercise Price, but any such lesser adjustment shall be carried forward and made at the time of and together with the next subsequent adjustment.

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SECTION 2.        METHOD OF EXERCISE OF WARRANTS.

                  These Warrants may be exercised by the delivery of this Certificate, along with the Warrant Exercise Form attached hereto as Exhibit "A" duly executed by the holder, to the Company at its principal office, accompanied by payment of the Exercise Price for the number of shares of Common Stock specified. The Warrants may be exercised for less than the full number of shares of Common Stock called for hereby by delivery of this Certificate in the manner and at the place provided above, accompanied by payment for the number of shares of Common Stock being purchased. If the Warrants should be exercised in part only, the Company shall, upon surrender of this Certificate for cancellation, execute and deliver a new Certificate evidencing the right of the holder to purchase the balance of the shares purchasable hereunder. Upon receipt by the Company of this Certificate at the principal office of the Company, in proper form for exercise, accompanied by the full Exercise Price in cash or certified or bank cashier's check, the holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to the holder.

                  As soon as practicable after the exercise of these Warrants in whole or in part and, in any event, within ten days thereafter, the Company at its expense will cause to be issued in the name of and delivered to the holder a certificate or certificates for the number of fully paid and nonassessable shares of Common Sock (and a certificate representing the balance of any unexercised Warrants) to which the holder shall be entitled upon such exercise. Each certificate for shares of Common Stock so delivered shall be in such denominations as may be requested by the holder and shall be registered in the name of the holder or such other name as the holder may designate.

SECTION 3.        RIGHTS OF HOLDER.

                  These Warrants do not entitle the holder to any voting rights, to any other rights of a stockholder of the Company, or to any other rights whatsoever, except for the rights specified in this Certificate. No dividends are or shall be payable, or shall accrue, on or with respect to these Warrants or any interest represented by these Warrants or on the shares that may be purchased upon the exercise hereof until or unless, and except to the extent that, these Warrants are exercised.

SECTION 4.        NOTICE.

                  Any and all notices concerning these Warrants shall be given to the holder of this Warrant by publication and/or by written notice to the address of the holder on the warrant register for the Warrants maintained by the Company. No notice or notices concerning these Warrants are required except as specified in this Certificate.

SECTION 5.        MUTILATED OR MISSING WARRANT CERTIFICATES.

                  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in the case of loss, theft or

                                       A-3

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destruction) of reasonably satisfactory indemnification and upon surrender and cancellation of this Warrant Certificate (if mutilated) the Company will execute and deliver a new Warrant Certificate of like tenor and date.

SECTION 6.        MISCELLANEOUS.

                  A. GOVERNING LAW. These Warrants shall be performable in, subject to and construed in accordance with the laws of the State of Texas.

                  B. RESTRICTIVE LEGEND. The Holder hereof, upon exercise of these Warrants, understands and agrees that the share(s) certificate(s) to be issued will bear a restrictive legend similar to the legend contained hereon and stop transfer restrictions will be placed against such shares until compliance with the legend is determined to the satisfaction of the Company.

                  IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, as of the day and year first above written.

                                       MIDLAND RESOURCES, INC.



                                       By:
                                          -------------------------------------
                                          Deas H. Warley III,
                                          President

                                       A-4

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                                   EXHIBIT "A"

                              WARRANT EXERCISE FORM

                                                        DATE: ____________, 19__

TO:      MIDLAND RESOURCES, INC.

         The undersigned, the holder of the attached Warrants, hereby irrevocably elects to exercise all or part of the purchase right represented by such Warrants for, and to purchase thereunder, ____________ shares of Common Stock, Par Value $0.001 Per Share of Midland Resources, Inc. (the "Company") and herewith makes payment of $__________ to the Company, evidenced by delivery of ___________________________, and requests that the certificate of such shares be issued in the name of, and be delivered to, __________________________________, whose address is _____________________________________________________________.



                                       ----------------------------------------
                                       (Name of Holder)



                                       ----------------------------------------
                                       (Authorized Signatory)



                                       ----------------------------------------
                                       (Address)


                                       ----------------------------------------

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